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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  ------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULE 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                JAY JACOBS, INC.
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                                (Name of Issuer)



                     Common Stock, par value $.01 per share
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                         (Title of Class of Securities)



                                   469816 10 2
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                                 (CUSIP Number)



                         ------------------------------

     Check the following box if a fee is being paid with this statement / /(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)




--------------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, See the Notes).

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CUSIP NO. [469816 10 2]               13G                 PAGE  2  OF  5  PAGES
          -------------                                        ---    ---

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 (1) NAMES OF REPORTING PERSONS.  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
     PERSONS

     J. Jay Jacobs, as Individual and as Trustee for the Rose Jacobs Testamentary Trust
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 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                            (A)  / /
     OF A GROUP*                                                      (B)  /X/
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 (3) SEC USE ONLY

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 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.
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NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                     3,310,689
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                      2,300
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  3,310,689
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  2,300
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 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,312,989 shares
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(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           / /
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(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     54.1%
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(12) TYPE OF REPORTING PERSON*
     IN and OO
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                    *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO. [469816 10 2]               13G                 PAGE  3  OF  5  PAGES
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ITEM 1    (a). NAME OF ISSUER:

               Jay Jacobs, Inc.


ITEM 1    (b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1530 Fifth Avenue
               Seattle, Washington 98101-1677

ITEM 2    (a). NAME OF PERSON FILING:

               J. Jay Jacobs, as Individual and as Trustee for the Rose Jacobs Testamentary Trust

ITEM 2    (b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               Same as Item 1(b) above

ITEM 2    (c). CITIZENSHIP:

               U.S.A.

ITEM 2    (d). TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share

ITEM 2    (e). CUSIP NUMBER:

               469816 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               (a)  / /  Broker or dealer registered under Section 15 of the
                         Act,

               (b)  / /  Bank as defined in Section 3(a)(6) of the Act,

               (c)  / /  Insurance Company as defined in Section 3(a)(19) of the
                         Act,

               (d)  / /  Investment Company registered under Section 8 of the
                         Investment Company Act,

               (e)  / /  Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940,

               (f)  / /  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; See 13d-(1)(ii)(F),

               (g)  / /  Parent Holding Company, in accordance with Rule 13d-
                         1(b)(ii)(G); See Item 7,

               (h)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

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CUSIP NO. [469816 10 2]               13G                 PAGE  4  OF  5  PAGES
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ITEM 4.        OWNERSHIP.

                    Amount beneficially owned as an individual includes 2,300 shares held by Mr. Jacobs' wife and 100,000 shares issuable upon exercise of an immediately exercisable option held by Mr. Jacobs.

               (a)  Amount beneficially owned:

                    (1)  As Individual:   250,964 shares
                    (2)  As Trustee:    3,062,025 shares
                    (3)  Aggregate:     3,312,989 shares

               (b)  Percent of class:

                    54.1%


               (c)  Number of shares as to which such person has:

                         (i)   Sole power to vote or to direct the vote

                               3,310,689 shares

                         (ii)  Shared power to vote or to direct the vote

                               2,300 shares

                         (iii) Sole power to dispose or to direct the
                               disposition of

                               3,310,689 shares

                         (iv) Shared power to dispose or to direct the disposition of

                               2,300 shares

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check
               the following [    ].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable

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CUSIP NO. [469816 10 2]               13G                 PAGE  5  OF  5  PAGES
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ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable

ITEM 10.       CERTIFICATION.

               Not applicable


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              February 11, 1997
                                 --------------------------------------------
                                                     (Date)

                                              /s/ J. Jay Jacobs
                                 --------------------------------------------
                                                  (Signature)


                                 J. Jay Jacobs, as Individual and as Trustee
                                    for the Rose Jacobs Testamentary Trust
                                 --------------------------------------------
                                                  (Name/Title)